NEWGULF POWER VENTURE, INC.
      For the Twelve Months Ended September 30, 1999
                  Statement of Income
                      (Unaudited)
                        ($000's)


Operating Revenues
    Electric revenues                           $ 6,610
                                            ------------


Operating Expenses                                2,469
General & Administrative                            553
Other Expenses                                      251
Depreciation & Amortization                         (10)
Interest Expense                                    416
                                            ------------
    Total Expenses                                3,679

Income Before Income Taxes                        2,931

Provision for Income Taxes                        1,058
                                            ------------


Net Income (Loss)                               $ 1,873
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